EXHIBIT 5.1

July 27, 2016

T. Rowe Price Group, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel for T. Rowe Price Group, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of up to $750,000,000 of Deferred Compensation Obligations (the “Deferred Compensation Obligations”), which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the T. Rowe Price Group, Inc. Supplemental Savings Plan (the “Plan”). In that capacity, we have reviewed the charter and by-laws of the Company, the Registration Statement, the Plan, the corporate action taken by the Company approving the Plan and the issuance or delivery of the Deferred Compensation Obligations to be issued or delivered under the Plan, a good standing certificate for the Company, dated as of a recent date, issued by the State Department of Assessments and Taxation of the State of Maryland and such other materials and matters as we have deemed necessary for the issuance of this opinion.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the issuance of the Deferred Compensation Obligations has been duly authorized, and assuming the due execution, authentication, issuance and delivery of the Deferred Compensation Obligations, when issued in accordance with the terms of the Plan, the Deferred Compensation Obligations will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with the terms of the Plan.
Our opinion set forth above is subject to the following general qualifications and assumptions:
(1) The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.
(2) The opinion stated herein relating to the validity and binding nature of the Deferred Compensation Obligations is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.
(3) We have made no investigation as to, and we express no opinion concerning, any laws other than the laws of the State of Maryland.
(4) We express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of Maryland or any other jurisdiction.
(5) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.
Very truly yours,
/s/ DLA Piper LLP (US)